Massachusetts Life Sciences Center (MLSC)

Life Sciences Accelerator Loan Program

Solicitation No. 2013-ACC-1

Arch Therapeutics, Inc.

Life Sciences Accelerator Funding Agreement

MASSACHUSETTS LIFE SCIENCES CENTER

LIFE SCIENCES ACCELERATOR FUNDING AGREEMENT

This Funding Agreement dated as of September 30, 2013 is entered into between the Massachusetts Life Sciences Center (“MLSC”), an independent public instrumentality of the Commonwealth of Massachusetts (the “Commonwealth”) established pursuant to Chapter 23I of the Massachusetts General Laws, and Arch Therapeutics, Inc. (“Recipient”), a Nevada corporation, having its principal office and place of business at One Broadway, 14th floor, Cambridge, MA 02142. This Funding Agreement incorporates by reference the Form of Promissory Note attached hereto as Exhibit A, the Form of Warrant attached hereto as Exhibit B, the Recipient’s Supplemental Information Form (“SIF”) attached hereto as Exhibit C, the Form of Officer’s Certificate attached hereto as Exhibit D, and the MLSC’s Policy and Procedures regarding Submission of “Confidential Information” attached hereto as Exhibit E (collectively, this Funding Agreement, the Form of Promissory Note, the Form of Warrant, the Recipient’s SIF, the Form of Officer’s Certificate, and the MLSC’s Policy and Procedures regarding Submission of “Confidential Information” are referred to herein as the “Agreement”).

Whereas, the MLSC is offering financial assistance in the form of loans to early-stage life sciences companies that will grow employment opportunities, promote manufacturing and commercialization, and stimulate innovation across the Commonwealth;

Whereas, on June 27, 2012, the MLSC Board of Directors approved the use of six million dollars ($6,000,000) from the MLSC’s Investment Fund to launch multiple rounds of the 2012 and 2013 Life Sciences Accelerator Program (the “Program”) for the purpose of providing life sciences companies operating in the Commonwealth with capital for new product development, testing and improvement and related technology commercialization activities, consistent with its statutory purpose of promoting life sciences innovation and development in the Commonwealth.

Whereas, Recipient is a medical device company advancing a novel approach to enhance the way surgeons stop bleeding (hemostasis) and control leaking (sealant).

Whereas, Recipient has, pursuant to the Program, applied for a loan from MLSC; and

Whereas, on December 19, 2012, subject to compliance with all applicable laws and negotiation of terms and conditions mutually agreeable to MLSC and Recipient including, without limitation, timing and manner of loan disbursements and the requirement that the Recipient be a “certified life sciences company” within the meaning of Chapter 23I of the Massachusetts General Laws, the MLSC’s Board of Directors approved the loan of one million dollars ($1,000,000) to Recipient;

Now, therefore, in reliance on the mutual representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE LOAN

1.1	Certain Material Terms.

(a)	Subject to the terms and conditions set forth in this Agreement and in reliance on the representations and warranties set forth in this Agreement, MLSC agrees to provide to Recipient within fifteen (15) business days following the Closing (as hereinafter defined) a loan of one million dollars ($1,000,000) (the “Loan”) and Recipient agrees to issue and deliver to MLSC at the Closing a promissory note (the “Note”), substantially in the form of Exhibit A hereto, and a warrant (the “Warrant”), substantially in the form of Exhibit B hereto (the Note, the Warrant, this Agreement and the Exhibits and the Recipient Disclosure Schedule attached hereto, the “Transaction Documents’).

(b)	The Loan will bear interest at the rate of ten percent (10%) per annum compounding annually based on a 365-day year and determined as of the Distribution Date (as defined in Section 1.4 hereof). The principal and any remaining unpaid accrued interest on the Note (the “Accrued Balance”) shall be due and payable upon the earlier of (i) five (5) years from the date of the issuance of the Note (the “Maturity Date”), (ii) the closing of a Corporate Event (as defined below) or (iii) the occurrence of a Default (as defined in the Note). MLSC may, in its sole discretion, extend the Maturity Date. Recipient may elect to redeem the Note and pay the Accrued Balance, in whole or in part (whether by stated maturity, by acceleration or otherwise) without penalty or premium, subject to providing MLSC with thirty (30) days’ written notice of proposed redemption.

(c)	For purposes of the Transaction Documents, the following definitions shall apply:

(i)	“Corporate Event” shall mean a Qualified Financing or Qualified Sale.

(ii)	“Key Technology” shall mean the intellectual property, including but not limited to, patents, trademarks, copyrights, trade secrets and know-how and improvements thereto owned or licensed by Recipient which are the assets under development as described in Recipient’s Supplemental Information Form (the “SIF”), a copy of which is attached as Exhibit C hereto.

(iii)	“Material Adverse Effect” shall mean a material adverse effect upon (A) the business operations, properties, assets, business prospects, results of operations or financial condition of Recipient when taken as a whole, (B) the enforceability of any material provision of this Agreement, or (C) the ability of the MLSC to enforce its rights and remedies under this Agreement to any material degree.

(iv)	“Qualified Sale” shall mean and refer to (A) the closing of the sale, transfer or other disposition of all or substantially all of Recipient’s assets; (B) the consummation of the merger or consolidation of Recipient with or into another entity (except a merger or consolidation in which the holders of capital stock of Recipient immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Recipient or the surviving or acquiring entity), or (C) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of Recipient’s securities), of Recipient’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Recipient (or the surviving or acquiring entity) where, in the events described in clause (B) or (C), the acquiring or successor entity does not assume and fulfill the obligations of Recipient under the Agreement (whether by contract, by operation of law or otherwise).

(v)	“Qualified Financing” shall mean a sale of shares of Recipient’s capital stock or other equity interests to third parties other than its then existing shareholders (other than a sale of shares of Recipient’s common stock or other equity interests, to officers, directors or employees of, or consultants to, Recipient in connection with their provision of services to Recipient) pursuant to which Recipient receives, in a single transaction or series of transactions in any twelve (12) month period, cumulative net proceeds of not less than five million dollars ($5,000,000).

1.2	Use of Loan Proceeds. The Recipient shall use the Loan proceeds to fund working capital requirements, the purchase of capital assets, and business activities related to commercialization of the Recipient’s Key Technology and research and development, including, without limitation, clinical trials and development of product prototypes and manufacturing; provided, however, that the Recipient’s headquarters and at least a majority of its employees shall be located in Massachusetts. The foregoing provision shall be applicable for so long as any Accrued Balance is outstanding on the Note. Except as agreed to in writing by MLSC, the Loan proceeds shall not be used to reimburse or write down costs incurred prior to the Closing of this Agreement.

1.3	Restrictions on Use. Recipient hereby covenants and agrees, on behalf of itself, its successors and its assigns, that it shall use all of the Loan proceeds solely for working capital and/or the purchase of capital assets in Life Sciences (as defined in Chapter 23I of the Massachusetts General Laws, as amended). Recipient hereby covenants and agrees that none of the Loan proceeds shall be used for (i) severance pay, (ii) to invest in stocks, bonds, interest-bearing accounts (other than interest-bearing bank checking or savings accounts), or any other financial instruments, or (iii) to pay for goods or services with a Related Party. For purposes of this Agreement, a Related Party means any person or entity directly or indirectly Controlling, Controlled by or under Common Control with the Recipient. As used herein, “Control” (including the correlative means of the terms “Controlling,” “Controlled by” and “under Common Control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity whether through ownership of voting securities, by contract or otherwise.

1.4	Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 3 hereof, the closing of the Loan shall take place at such time and date as MLSC and Recipient may mutually agree (the “Closing”). MLSC shall disburse the Loan within fifteen (15) business days following the Closing (such date, the “Distribution Date”).

1.5	Subordination. MLSC agrees that the payment of the Loan shall be a subordinate obligation, junior in the right of payment to the prior indefeasible payment in full, of all future secured indebtedness owing from Recipient to any Senior Lender (as defined below), including any interest accruing after the commencement of any proceeding by or against Recipient under the federal bankruptcy laws, or similar laws, as now or hereafter in effect, whether primary or secondary, absolute or contingent, matured or unmatured. “Senior Lender” shall mean (i) a bank or other commercial lending institution with assets of at least Five Hundred Million Dollars ($500,000,000), (ii) any venture debt lender with capital commitments in active funds in excess of fifty million dollars ($50,000,000) and (iii) equipment lenders of national reputation, so long as the debt that is secured is limited to the purchase price of the equipment and any liens are limited to the equipment to be purchased. In addition to the foregoing, Recipient shall be entitled to grant first priority liens, security interests and encumbrances upon or in any equipment acquired or held by Recipient to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment with a Senior Lender. MLSC agrees to execute and deliver any agreements or instruments reasonably requested by Recipient or any such Senior Lender to further evidence such subordination.

1.6	Matching Funds. “Matching Funds” shall mean funds received by Recipient from non-affiliated third parties pursuant to arms-length negotiations in exchange for debt (including convertible debt) or equity securities or some combination thereof of Recipient; provided, however, that such funds are obtained by Recipient prior to the date on which MLSC received Recipient’s application for the Loan. MLSC shall determine, in its sole discretion, whether any funds that Recipient seeks to categorize as Matching Funds shall be considered Matching Funds for purposes of this Agreement. The MLSC shall not award any loans in excess of Recipient’s total Matching Funds.

1.7	Warrants. At the closing of the Loan, Recipient will issue and deliver to MLSC a warrant, substantially in the form attached hereto as Exhibit B, to purchase shares of Equity Securities (as defined in the Warrant) of recipient, at the applicable per-share purchase price, in the amount of the applicable Warrant Coverage Amount (as defined in the Warrant), and on such other terms, as provided in the Warrant.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1	Recipient Representations. Recipient represents and warrants, as of the Closing, as follows, except as set forth in the Recipient Disclosure Schedule attached hereto:

(a)	Organization. Recipient is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have either individually or in the aggregate, a Material Adverse Effect. Recipient has all required power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into and perform the Transaction Documents, and generally to carry out the transactions contemplated hereby. The copies of Recipient organizational documents (including, without limitation, Recipient’s certificate of incorporation, articles of incorporation or similar document), each as amended to date, which have been furnished to MLSC’s counsel by Recipient, are correct and complete as of the date hereof (the “Organizational Documents”). Recipient is not in violation of any term of its Organizational Documents, as amended, or, in violation of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to Recipient or to which Recipient is a party, where any violation, noncompliance or default would result in a Material Adverse Effect.

(b)	Authorization. All corporate or organizational action on the part of Recipient, its trustees, officers, directors and stockholders, as the case may be, necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Recipient hereunder has been taken, and this Agreement constitutes a valid and legally binding obligation of Recipient, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The person executing this Agreement on behalf of Recipient has authority and power to sign on behalf of Recipient and to bind Recipient to the obligations undertaken herein.

(c)	Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Recipient is required in connection with the consummation of the transactions contemplated by this Agreement.

(d)	Litigation. There is no action, suit, proceeding or investigation pending or, to Recipient’s knowledge, currently threatened against Recipient that questions the validity of this Agreement, or the right of Recipient to enter into such agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of Recipient, financially or otherwise, nor is Recipient aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefore known to Recipient) involving the prior employment of any of Recipient’s employees, their use in connection with Recipient’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Recipient is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Recipient currently pending or that Recipient intends to initiate.

(e)	Compliance with Other Instruments. Recipient is not in violation or default of any provision of its articles of incorporation, organizational documents, charter or bylaws, or of any instrument, judgment, order, writ, decree or contract to which it (or any subsidiary) is a party or by which it (or any subsidiary) is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to Recipient. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of Recipient or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Recipient, its business or operations or any of its assets or properties.

(f)	Permits. Recipient has all franchise, permits, licenses, and any similar authority necessary for the conduct of its business or operations as now being conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of Recipient. Recipient is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

(g)	Environmental and Safety Laws. Recipient is not in violation of any applicable statute, law or regulation relating to the environment, occupational health and safety, or protection from and prevention of terrorism and crime, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Recipient will not knowingly violate any statute, law or regulation relating to the environment, occupational health and safety, or protection from and prevention of terrorism and crime in the course of the Loan.

(h)	Disclosure. All of the representations, warranties and certifications of Recipient furnished to MLSC in writing pursuant to this Agreement, including those set forth in the General Terms and Conditions and the Accelerator Loan Application are true and correct in all material respects. To Recipient’s knowledge, no document, certificate or statement made or delivered by Recipient in writing pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. A breach by Recipient of the foregoing is grounds for termination by MLSC for default under Article V of this Agreement.

(i)	Bankruptcy. As of the date hereof, Recipient: (i) does not intend to file a voluntary petition for relief pursuant to 11 U.S.C. §§ 101 et seq. – Title 11 of the United States Code (the “Bankruptcy Code”); (ii) does not have any knowledge of any circumstance that may result in the filing of a voluntary petition for relief pursuant to the Bankruptcy Code; and (iii) does not have any notice of any creditor’s intention to file an involuntary petition for relief pursuant to the Bankruptcy Code.

(j)	Labor Matters.

(i)	Recipient affirms that it shall use its best efforts to (A) provide its employees with the minimum hourly wage rates as determined pursuant to the Massachusetts Division of Occupational Safety’s Prevailing Wage Program (the “Prevailing Wages”) and (B) contract only with contractors and subcontractors that, to Recipient’s knowledge, provide their respective employees with Prevailing Wages.

(ii)	Recipient affirms that it will not unlawfully misclassify workers as self-employed or as independent contractors, and certifies compliance with applicable state and federal employment laws and regulations, including but not limited to minimum wages, unemployment insurance, workers’ compensation, child labor, and the Massachusetts Health Care Reform Law, Chapter 58 of the Acts of 2006, as amended.

(iii)	Recipient affirms that it will not knowingly employ developers, subcontractors, or other third parties that unlawfully misclassify workers as self-employed or as independent contractors, or that fail to comply with applicable state and federal unemployment laws and regulations, including but not limited to minimum wages, unemployment insurance, workers’ compensation, child labor, and the Massachusetts Health Care Reform Law, Chapter 58 of the Acts of 2006, as amended.

(iv)	Within the five (5) years immediately preceding the date of this Agreement, neither Recipient nor, to the knowledge of Recipient, any of its officers, directors, employees, agents, or subcontractors of which Recipient has knowledge, has been the subject of:

(a)	an indictment, judgment, conviction, or grant of immunity, including pending actions, for any business-related conduct constituting a crime under state or federal law;
(b)	a governmental suspension or debarment, rejection of any bid or disapproval of any proposed contract, including pending actions, for lack of responsibility, denial or revocation of prequalification or voluntary exclusion agreement;
(c)	any governmental determination of a violation of any public works law or regulation, or labor law or regulation; or
(d)	any citation or other violation deemed “serious or willful” by the Occupational Safety and Health Administration.

(k)	Sufficient Assets. As of the date hereof, in the good faith estimate of Recipient, the aggregate value of all of the assets of Recipient, at a fair valuation, is equal to or greater than the total amount of Recipient’s currently existing obligations (including contingent obligations). The “fair valuation” of Recipient’s assets shall be determined on the basis of that amount which may be realized within a reasonable time, in any manner through realization of the value of or dispositions of such assets at the regular market value, conceiving the latter as the amount which could be obtained for the properties in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions.

(l)	Capitalization. The capitalization of Recipient, as of the date hereof, is set forth on the Recipient Disclosure Schedule. If Recipient is a corporation, all of the issued and outstanding shares of Recipient’s capital stock have been duly authorized and validly issued and are fully paid and non-assessable and have been issued in compliance with applicable Federal and state securities laws. Recipient has reserved a percentage of its authorized equity interests for issuance pursuant to its currently effective employee, director and consultant incentive plan (the “Incentive Plan”), except as set forth on Recipient Disclosure Schedule (i) there is no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any equity interest of Recipient is authorized or outstanding, (ii) there is no commitment or offer of Recipient to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any equity interest or any evidences of indebtedness or assets of Recipient, (iii) Recipient has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no restrictions on the transfer of Recipient’s equity interests other than those arising from securities laws or contemplated by this Agreement. Except as set forth in this Agreement, or on the Recipient Disclosure Schedule, no person or entity is entitled to rights with respect to the registration of any equity interest of Recipient under the Securities Act.

(m)	Shareholder/Debtholder Lists and Agreements.

(i)	Set forth on the Recipient Disclosure Schedule is a true and complete list of all holders of equity interests and rights to purchase equity interests of Recipient showing the number or percentage of securities held by each such holder as of the date hereof and, if rights to purchase equity interests, the number or percentage of securities which such rights may realize as of the date hereof. Except as contemplated by the Transaction Documents or as set forth on the Recipient Disclosure Schedule, there are no agreements, written or oral, between Recipient and any of the holders of Recipient’s equity interests, or, to Recipient’s knowledge, between or among any holders of Recipient’s equity interests, relating to preemptive rights or rights of first refusal or to the acquisition, disposition or voting of such capital stock.

(ii)	Set forth on the Recipient Disclosure Schedule is a true and complete list disclosing the holders of Recipient debt and any agreements related to Recipient debt.

(n)	Financial Statements. Included in the Recipient Disclosure Schedule are Recipient’s audited financial statements (balance sheet and income and cash flow statements, including notes thereto) at September 30, 2012 and for the twelve-month period then ended, and its unaudited financial statements (balance sheet and income statement) for the nine months ended June 30, 2013 (the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. The Company will maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

(o)	Absence of Undisclosed Liabilities. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2013 (the “Financial Statement Date”) and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm, or corporation. Recipient has no subsidiaries and does not own, directly or indirectly, any interest in any joint venture, strategic alliance, corporation, association or business entity.

(p)	Absence of Certain Developments. Since the Financial Statement Date, except as set forth on the Recipient Disclosure Schedule, there have been (i) no Material Adverse Effect, except that Recipient has continued to incur operating losses on approximately the same basis as during prior months since the Financial Statement Date; (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of Recipient, except for repurchases of capital stock of Recipient at cost upon the termination of service or employment of a consultant, director or employee; (iii) no waiver of any valuable right of Recipient or cancellation of any debt or claim held by Recipient; (iv) no loan by Recipient to any officer, director, employee or shareholder of Recipient, or any agreement or commitment therefor (other than any such loan or other indebtedness described in this Agreement); (v) no material loss, destruction or damage to any property of Recipient whether or not insured; (vi) no material acquisition or disposition of any assets (or any contract or arrangement therefor), nor any other transaction by Recipient otherwise than for fair value in the ordinary course of business; and (vii) no contract, agreement, commitment, expenditure or hiring of new employees or consultants involving a potential commitment in excess of $25,000 or which is otherwise material and not entered into in the ordinary course of business.

(q)	Title to Properties. Recipient has good and marketable title in fee simple to such of its fixed assets as are real property, and good and merchantable title to all of its other owned properties and assets, whether reflected on the balance sheet included in the Financial Statements or acquired subsequent to the Financial Statement Date, free and clear of mortgages, pledges, charges, liens, restrictions or encumbrances. All machinery and equipment included in such properties which is necessary to the business of Recipient is in good condition and repair, ordinary wear and tear excepted, and all leases of real or personal property to which Recipient is a party are fully effective and afford Recipient peaceful and undisturbed possession of the subject matter of the lease.

(r)	Tax Matters. Except as set forth on the Recipient Disclosure Schedule, Recipient has filed all foreign, federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it (and such returns are true and correct in all material respects) and has paid all taxes owed by it, except taxes which have not yet accrued or otherwise become due or for which adequate provision has been made in the pertinent financial statements referred to in Section 2.1(j) hereof. All taxes and other assessments and levies which Recipient is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities, except where the failure to pay would not have a Material Adverse Effect. With regard to the income tax returns of Recipient, Recipient has not received notice of any audit or of any proposed deficiencies from any taxing authority, and no controversy with respect to taxes of any type is pending or, to the knowledge of Recipient, threatened.

(s)	Contracts and Commitments.

(i)	Except as set forth on the Recipient Disclosure Schedule, Recipient (A) is not a party to any oral or written contract, obligation, instrument, corporate restriction or commitment which involves a potential commitment in excess of $25,000 or which is otherwise material to its ordinary course of business, (B) Recipient does not have any oral or written employment contracts, stock redemption or purchase agreements, financing agreements, licenses, distributor or sales representative agreements, agreements with officers, directors, employees or shareholders of Recipient or persons or organizations related to or affiliated with any such persons, leases, agreements relating to product development, or pension, profit sharing, retirement or stock option plans other than the Incentive Plan.

(ii)	To the best of Recipient’s knowledge, none of the employees of Recipient is a party to any outstanding contract, obligation, or commitment with any prior employer or involving any consultant arrangement which could materially interfere with the ability of any such employee to perform services for the Recipient.

(iii)	All agreements set forth in the Recipient Disclosure Schedule are valid, binding and in full force and effect and Recipient has no knowledge of any breach or anticipated breach by the other parties to the agreements except as set forth in the Recipient Disclosure Schedule. Recipient is not in default under any contract, obligation or commitment, where such default would have a Material Adverse Effect, and to the knowledge of Recipient, there has been no act or omission by Recipient which upon notice or lapse of time or both would, and the execution, issuance and delivery of this Agreement, nor the consummation of any transaction contemplated hereby or thereby, has constituted or will constitute such a default, where such default would have a Material Adverse Effect, and, to the knowledge of Recipient, no employee of Recipient is in default under any consulting arrangement or any contract, obligation or commitment with any of their former employers, and to the knowledge of Recipient there has been no act or omission which upon notice or lapse of time or both would constitute such a default, where such default would have a Material Adverse Effect. Recipient is not a party to any contract or arrangement, which under circumstances of which Recipient is now aware, is reasonably likely to have a Material Adverse Effect.

(t)	Related-Party Transactions. No Related Party (as defined in Section 1.3) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director, or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to Recipient, nor is Recipient indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which Recipient is affiliated or with which Recipient has a business relationship, or any firm or corporation that competes with Recipient, except that employees, officers, or directors of Recipient and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with Recipient. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with Recipient.

(u)	Proprietary Rights, Employee Restrictions.

(i)	Recipient has disclosed on the SIF the Key Technology and all copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications (collectively, “Intellectual Property Rights”) used or useful in Recipient’s business as presently conducted or contemplated, and all licenses, assignments and releases of Intellectual Property Rights of others in material works embodied in its products. All Intellectual Property Rights generated by any employee, officer or consultant in the course of their performance for Recipient have been assigned to Recipient. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of Recipient, all patents disclosed on the Recipient Disclosure Schedule are valid and enforceable, in whole or in part. To the knowledge of Recipient, neither the present nor currently contemplated business activities nor products of Recipient infringe any Intellectual Property Rights of others, except where any such infringement would not have a Material Adverse Effect. Recipient has not received any notice or other claim from any person asserting that any of Recipient’s present or contemplated activities infringe or may infringe any Intellectual Property Rights of such person. Recipient has taken reasonable measures to protect and preserve the security, confidentiality and value of its Intellectual Property Rights, including its trade secrets and other confidential information, except where the failure to take such measures would not have a Material Adverse Effect. For the purposes of all but the first sentence of this Section 2.1(u)(i), Intellectual Property Rights also includes any and all licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, trademarks, service marks, trade names, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

(ii)	All employees of Recipient have entered into non-disclosure and assignment of invention agreements for the benefit of Recipient.

(iii)	Recipient represents and warrants that the Key Technology is materially related to Life Sciences and contributes to Life Sciences in a material fashion. For purposes of the Transaction Documents, “Life Sciences” shall mean and refer to advanced and applied sciences that expand the understanding of human physiology and have the potential to lead to medical advances or therapeutic applications including, but not limited to, agricultural biotechnology, biogenerics, bioinformatics, biomedical engineering, biopharmaceuticals, biotechnology, chemical synthesis, chemistry technology, diagnostics, genomics, image analysis, marine biology, marine technology, medical devices, nanotechnology, natural product pharmaceuticals, proteomics, regenerative medicine, RNA interference, stem cell research and veterinary science.

(v)	Headcount. Set forth on the Recipient Disclosure Schedule is an itemization of (i) the actual total number of full-time equivalents working at the Recipient’s Massachusetts facilities as of the Closing and (ii) the projected total number of full-time equivalents working at the Recipient’s Massachusetts facilities on the first, second, third, fourth, and fifth anniversaries of the Closing.

(w)	Matching Funds. Set forth on the Recipient Disclosure Schedule is a true and complete list of all Matching Funds (as defined in Section 1.6 above).

(x)	Information Supplied to MLSC. Neither the Transaction Documents nor any document, certificate, projection or statement furnished to the MLSC in writing by or on behalf of Recipient contains any untrue statement of a material fact, and none of the Transaction Documents or such other documents, certificates, projections, and statements omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.2	MLSC Representations. MLSC hereby represents and warrants that it is duly authorized to enter into this Agreement and that the execution, delivery and performance thereof will not conflict with any other agreement or contract to which it is a party and will not, to the best of its knowledge, violate any law, regulation or order by which it is bound.

ARTICLE III

CLOSING CONDITIONS

3.1	MLSC Closing Conditions. MLSC’s obligation to close the transaction contemplated hereby is subject to the complete satisfaction by Recipient, on or before the Closing of the following conditions:

(a)	Recipient’s representations and warranties contained in Section 2.1 hereof shall be true and correct in all material respects on and as of the date of the Closing with the same effect as if made on and as of the date of the Closing;

(b)	Recipient shall have performed and satisfied all agreements and conditions contained in this Agreement required to be performed or satisfied by Recipient prior to or at the Closing;

(c)	There shall not have occurred a Material Adverse Effect in the business, operations, financial condition, prospects or contractual rights of Recipient;

(d)	At or prior to the Closing, Recipient shall have executed and delivered this Agreement, the Note, and the Warrant. Further, Recipient shall have executed and delivered and performed any other agreements contemplated hereby or thereby to the reasonable satisfaction of MLSC;

(e)	MLSC shall have completed its due diligence process to its satisfaction;

(f)	In addition, Recipient shall have delivered to MLSC:

(i)	the Organizational Documents of Recipient, as amended and in effect on or immediately prior to the Closing, certified by the Secretary or Assistant Secretary of Recipient as of the Closing;
(ii)	if Recipient is a Massachusetts corporation, a certificate as of the most recent practicable date prior to the Closing, issued by the Secretary of the Commonwealth as to Recipient’s legal existence and corporate good standing;

(iii)	if Recipient is not a Massachusetts corporation: (y) a certificate, as of the most recent practicable date prior to the Closing, issued by the Secretary of State from the Recipient’s State of incorporation as to Recipient’s legal existence and corporate good standing; and (z) a certificate, as of the most recent practicable date prior to the Closing, issued by the Secretary of the Commonwealth as to Recipient’s qualification to do business in the Commonwealth;

(iv)	a certificate as of the most recent practicable date prior to the Closing, issued by the Massachusetts Department of Revenue as to the Recipient’s filing of all necessary tax returns and good standing;

(v)	a certificate in the form of Exhibit D attached hereto, executed by the Authorized Representative of Recipient and certifying as to the satisfaction of the conditions set forth therein; and

(vi)	Resolutions of the governing body (and, where required, the equity holders) of Recipient, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by an Authorized Representative of Recipient as of the most recent practicable date prior to the Closing Date.

3.2	Recipient Closing Conditions. Recipient’s obligation to close the transaction contemplated hereby is subject to the complete satisfaction by MLSC, on or before the Closing of the following conditions:

(a)	MLSC’s representations and warranties contained in Section 2.2 hereof shall be true and correct in all material respects on and as of the date of the Closing with the same effect as if made on and as of the date of the Closing; and

(b)	MLSC shall have performed and satisfied all agreements and conditions contained in this Agreement required to be performed or satisfied by the MLSC prior to or at the Closing.

ARTICLE IV

COVENANTS

4.1	Information and Access Covenants. During such time as the Note is outstanding and Recipient has not filed a registration statement with the Securities and Exchange Commission, which has become effective and has not been terminated or withdrawn, for the first underwritten public offering and sale of securities of Recipient (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) (the “Initial Public Offering”), Recipient shall:

(a)	deliver to MLSC, as soon as practicable, but in any event within one hundred fifty (150) days after the end of each fiscal year of Recipient, an income statement for such fiscal year, a balance sheet of Recipient and statement of stockholder’s equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and a financial review by independent public accountants of recognized standing selected by Recipient. In the event that Recipient provides investors with an audit certified by independent public accountants of recognized standing selected by Recipient, Recipient shall provide the MLSC with such audit on the same terms and conditions as provided to such investors;

(b)	deliver to MLSC, as soon as practicable, but in any event within thirty (30) days after the end of each fiscal year of Recipient: (A) an unaudited income statement for such year, statement of cash flows for such month and an unaudited balance sheet as of the end of such year; (B) the total number of full-time employees working at the Recipient’s facilities during such year; (C) the total salary (excluding bonuses, the value of health and social benefits, 401(k) contributions, and other non-salary compensation) paid to full-time employees working at the Recipient’s facilities during such year; and (D) a report that highlights Recipient’s activities and progress toward commercialization and the leveraging of additional sources of capital to bring Recipient’s products, technology, and/or intellectual property to market;

(c)	deliver to MLSC, within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and a balance sheet for and as of the end of such month, in reasonable detail; and a report that highlights Recipient’s activities and progress toward commercialization and the leveraging of additional sources of capital to bring Recipient’s products, technology, and/or intellectual property to market;

(d)	deliver to MLSC, with respect to the financial statements called for in subsection (b) of this Section 4.1, an instrument executed by the Chief Financial Officer or President of Recipient and certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present in all material respects the financial condition of Recipient and its results of operation for the period specified, subject to year-end audit or financial review adjustment;

(e)	deliver to MLSC, such other information relating to the financial condition, business, prospects or corporate affairs of Recipient as MLSC may from time to time reasonably request; provided, however, that Recipient shall not be obligated to provide information that it deems in good faith to be a trade secret or similar confidential information;

(f)	at the request of MLSC, provide MLSC and its officers, employees, agents, attorneys, consultants and accountants (the “Representatives”), with reasonable advance notice, reasonable access, during normal business hours, to all of the properties, books, contracts, documents, insurance policies, records and officers of or with respect to Recipient and shall furnish to Representatives such information as they may from time to time reasonably request;

(g)	permit one representative of MLSC to attend all, but not vote at any, meetings of Recipient’s board of directors or other comparable governing body (the “Governing Body”), and Recipient shall provide advance notice of, and other information to, MLSC with respect to such meetings at the same time and in the same manner as such notice and information are to be provided to members of Recipient’s Governing Body, provided that such representative may be excluded from any “Executive Session” (defined as a meeting at which there are no members of Recipient’s management team who are not serving on the Recipient’s board of directors nor any other observers) of Recipient’s Governing Body at which, in the reasonable opinion of the Chairman of Recipient’s Governing Body or upon advice of counsel, such exclusion is necessary to preserve or protect the proper functioning of Recipient’s Governing Body or the exercise of its fiduciary duties, to preserve the attorney-client privilege or to protect trade secret or sensitive confidential information. In the event that Recipient’s board of directors does not meet at least every three (3) months, Recipient shall meet with the MLSC in person to review the company’s status and financial statements at the MLSC’s request; and

(h)	except as disclosed to MLSC, Recipient hereby covenants to MLSC that it shall maintain, in its own name and for its own benefit, good and proper title to and right in any and all (i) any real or personal property acquired or leased in connection with the Loan, (ii) inventions, and (iii) work products, reports, databases, plans, specifications, analyses, and any other information and materials developed or produced in connection with the Loan.

4.2	Negative Covenants. For so long as the Note is outstanding or unless Recipient simultaneously arranges for payment of the Note in full, Recipient and its subsidiaries, whether currently existing or hereafter arising, will not, without the prior written consent of MLSC or its assignee:

(a)	directly or indirectly declare or pay any dividends or make any distributions upon any of its equity securities, except for dividends and distributions paid, directly or indirectly, from a subsidiary to Recipient;

(b)	directly or indirectly redeem, purchase or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any of Recipient’s equity securities, other than repurchases at cost pursuant to stock restriction agreements approved by the Governing Body that grant to Recipient a right of repurchase upon termination of the service or employment of a consultant, director or employee;

(c)	become subject to any agreement or instrument, which by its terms would (under any circumstances) restrict Recipient’s right to perform any of its obligations pursuant to the terms of this Agreement or detrimentally impair MLSC’s rights under this Agreement;

(d)	create, incur, assume, guarantee, be liable for or remain liable with respect to, or grant a security interest in connection with, indebtedness to Recipient’s officers, directors, shareholders or employees unless such indebtedness is fully subordinated to the Loan pursuant to a subordination agreement or intercreditor agreement in a form reasonably satisfactory to MLSC;

(e)	issue or obligate Recipient to issue shares of Recipient’s capital stock to Recipient’s directors or employees other than pursuant to Recipient’s Incentive Plan as in effect on the date hereof or any amendments thereto or pursuant to a successor plan, approved by the compensation committee of Recipient, so long as such compensation committee is comprised of a majority of independent directors and/or directors associated with a venture capital or similar fund with an equity investment in Recipient;

(f)	prepay any principal or interest outstanding with respect to any indebtedness of Recipient, other than indebtedness that is superior in rights to the Loan;

(g)	create, incur, assume or permit to exist any indebtedness that is (i) senior to, or (ii) in the case of affiliated third parties (including without limitation owners of ten percent (10%) or more of the issued and outstanding equity securities of Recipient), pari passu with, the rights or privileges granted to MLSC pursuant to the Transaction Documents and the Uniform Commercial Code in effect from time to time in the Commonwealth of Massachusetts, other than indebtedness for the benefit of a Senior Lender; or

(h)	sell, lease, license or otherwise dispose of, or permit any subsidiary to sell, lease, license, or otherwise dispose of, all or substantially all of Recipient’s consolidated assets or the Key Technology in any transaction or series of related transactions other than in the ordinary course of business or (ii) enter into any transaction or series of related transactions, the result of which is that the holders of Recipient’s capital stock or other equity interests immediately prior to the consummation of such transaction(s) hold less than a majority of the outstanding capital stock or other equity interests of the surviving entity after the consummation of such transaction(s).

4.3	Covenants Post Payment of the Note. In the event that the Accrued Balance is paid in full prior to the Maturity Date, Recipient shall deliver to MLSC, as soon as practicable, but in any event within thirty (30) days after the end of each fiscal year of Recipient for five (5) years from the date of the issuance of the Note: (A) the total number of full-time employees working at the Recipient’s facilities during such year; (B) the total salary (excluding bonuses, the value of health and social benefits, 401(k) contributions, and other non-salary compensation) paid to full-time employees working at the Recipient’s facilities during such year; and (C) a report that highlights Recipient’s activities and progress toward commercialization and the leveraging of additional sources of capital to bring Recipient’s products, technology, and/or intellectual property to market.

4.4	Minimum Business Operations.

(a)	In the event that Recipient elects to sell the Key Technology in a manner inconsistent with maintaining or growing business operations in Massachusetts and thereby in a manner inconsistent with Section 1.2 hereof or otherwise Disposes (as defined below) of Key Technology (a “Move”), Recipient shall provide MLSC with notice thirty (30) days prior to the Move and fully discharge the Note by paying MLSC an amount equal to the original principal amount of the Note plus accrued interest minus any interest or principal payments made prior to the date of discharge.

(b)	For purposes of this Section, the term “Dispose” shall mean

(i)	a significant reduction in Recipient business operations in the Commonwealth, such that greater than a majority (over 50%) of business activities as disclosed in the Recipient’s SIF cease to occur within the geographical boundaries of the Commonwealth of Massachusetts; or

(ii)	a change in product development and commercialization scope such that the Recipient’s activities and Key Technology are no longer materially related to Life Sciences or contribute to Life Sciences in a material fashion.

4.5	Indemnification. Recipient shall indemnify, defend and hold harmless MLSC, the Commonwealth, and their respective agents, officers, and employees (collectively “Indemnified Parties”) against any and all liability, loss, damages, claims, penalties, costs or expenses, interest, awards, judgments and penalties which any of them may sustain, incur or be required to pay (howsoever they may occur), so long as not caused by an Indemnified Party’s gross negligence or willful misconduct, including, without limitation, reasonable attorneys’ and consultants’ fees, resulting from, arising out of, or in connection with (i) the operation of Recipient’s business, and (ii) any material breach by Recipient of any representation or warranty or covenant under the Transaction Documents.

4.6	Required Insurance. During the term of this Agreement, Recipient shall procure and maintain at its expense insurance customary for companies similarly situated with Recipient and protecting Recipient and MLSC (including naming MLSC as an additional insured and loss payee on such policies) against all claims, losses or expenses resulting from alleged, adjudicated or statutory liability for injury to persons or damage to property arising out of or in connection with Recipient’s business.

ARTICLE V

TERMINATION

5.1	Termination.

(a)	MLSC may terminate this Agreement at any time after a material breach of any term of the Transaction Documents by Recipient (including, without limitation, a breach of Section 2.1(t) of this Agreement) that is not cured within 30 days of such breach.

(b)	MLSC’s obligation to fund the Loan shall cease in the event of loss of availability of sufficient funds at any time prior to the Closing, or in the event of a reasonably unforeseen public emergency or other change of law mandating immediate MLSC action inconsistent with making the Loan hereunder.

(c)	This Agreement may be terminated by mutual consent in the event that MLSC or Recipient cannot execute and deliver any of the Transaction Documents requiring execution and delivery.

5.2	Effect of Termination. Upon termination of this Agreement, all provisions herein shall cease to have any force or effect, other than Section 4.3, Section 4.5, Section 5.2, Section 6.3, and Article VII (other than Section 7.4 which shall terminate), which shall survive termination hereof.

ARTICLE VI

COMPLIANCE WITH CERTAIN LAWS

6.1	Nondiscrimination. Recipient shall not discriminate against any qualified employee or applicant for employment, or deny services to any individual because of race, color, national origin, ancestry, age, sex, religion, physical or mental handicap, or sexual orientation. Recipient agrees to comply with all applicable Federal and State statutes, rules and regulations prohibiting discrimination in employment.

6.2	Lobbying. No funds disbursed hereunder will be used for any activities to influence any matter pending before the Massachusetts General Court or for activities covered by the law and regulations governing “legislative or executive agents” as set forth in the Massachusetts Lobbying Law, chapter 3, and as amended by Chapter 28 of the Acts of 2009.

6.3	Audit.

(a)	Recipient shall maintain in a true and accurate manner and in accordance with generally accepted accounting principles, complete and accurate books and records as would normally be examined by an independent certified public accountant pursuant to generally accepted auditing standards in performing a separate audit or examination of Recipient’s Loan proceeds. Such books and records shall contain records of Recipient’s pertinent activity under the Agreement in a form consistent with good accounting practice which may include, without limitation, electronic media compatible with computers.

(b)	During the Term of this Funding Agreement, MLSC will have the right to audit, after reasonable notice and coordination, Recipient’s records to confirm the use of the Loan. In addition, Recipient shall maintain books, records, and other compilations of data made under this Funding Agreement to the extent and in such detail as shall properly substantiate use of the Loan for the purposes allowed under Section 1.2 and disallowed under Section 1.3. Recipient shall maintain all such records for a period of not less than five (5) years, starting on the first day after final payment under this Agreement. If any litigation, claim, negotiation, audit or other action involving the records is commenced prior to the expiration of the applicable retention period, all records shall be retained until completion of such action and resolution of all issues resulting therefrom, or until the end of the applicable retention period, whichever is later. MLSC or the Commonwealth or any of their duly authorized representatives, who are bound by a duty of confidentiality, shall have the right, at reasonable times and upon reasonable notice, to examine and copy at reasonable expense, the books, records, and other compilations of data of Recipient which pertain to the Recipient’s obligations under this Agreement. Such access may include on-site audits, review and copying of records. Failure to provide the MLSC with the books, records, and data as the MLSC determines in its reasonable discretion to be necessary or convenient in connection with its review or audit hereof will constitute a default of this Agreement.

(c)	If MLSC reasonably determines that any allocation of Loan proceeds to costs permitted to be funded by the Loan are not supported or substantiated by such books and records, Recipient shall reimburse MLSC for all such amounts.

ARTICLE VII

GENERAL CLAUSES

7.1	Binding Affect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, by sale or transfer of all or substantially all assets, merger or consolidation), provided, however, that Recipient shall not assign or in any way transfer any interest in this Agreement, without the prior written consent of MLSC, such consent not to be unreasonably withheld.

7.2	Choice of Law. This Agreement shall be construed under, and governed by, the laws of the Commonwealth, without regard to choice of law provisions. Recipient agrees to bring any Federal or State legal proceedings arising under this Agreement in which the Commonwealth or MLSC is a party in a court of competent jurisdiction within the Commonwealth.

7.3	Waivers. All conditions, covenants, duties and obligations contained in this Agreement can be waived only by written agreement. Forbearance or indulgence in any form or manner by a party shall not be construed as a waiver, nor in any way limit the remedies available to that party.

7.4	Publicity. Recipient and MLSC shall collaborate to prepare any press release and to plan for any news conference, in which MLSC is concerned or discussed. Recipient shall use its commercially reasonable efforts that any media interview or public statement by Recipient in which MLSC is concerned or discussed shall include the following statement:

Arch Therapeutics, Inc. is funded in part through the support of the Massachusetts Life Sciences Center.

Recipient may use other language with respect to MLSC’s support of Recipient only with the express written consent of MLSC. Recipient will not represent that positions taken or advanced by Recipient represent the opinion or position of MLSC or the Commonwealth. It is recognized that Recipient or its employees may from time to time desire to publish information about its business. MLSC shall have the right to review any such materials that name the MLSC before publication or distribution.

7.5	Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing and all covenants contained herein shall survive until the obligations thereunder are fully and finally discharged or earlier waived or terminated.

7.6	Notice. All communications to MLSC shall be mailed or delivered to the following address, or sent by facsimile to the following number with confirmation of receipt by voice:

Brad Rosenblum, Chief Financial Officer
RE: Life Sciences Accelerator Program
1000 Winter Street, Suite 2900
Waltham, MA 02451
(781) 373-7717 (phone)
(781) 622-1530 (fax)

All communications to Recipient shall be mailed or delivered to the following address, or sent by facsimile to the following number with confirmation of receipt by voice:

Contact:	Terrence W. Norchi, MD
President and Chief Executive Officer
Arch Therapeutics, Inc.
One Broadway, 14th floor
Cambridge, MA 02142
Phone:	(617) 395-1397 (office)
(617) 429-8460 (cell)
Fax:	(617) 315-8972

With a copy to:

.

7.7	Amendments, Entire Agreement and Attachments. All conditions, covenants, duties and obligations contained in this Agreement may be amended only through a written amendment signed by Recipient and MLSC. The parties understand and agree that the Transaction Documents supersede all other verbal and written agreements and negotiations by the parties to the matters contained herein.

7.8	Additional Funding. Recipient acknowledges that (a) MLSC has not made any commitment, oral, written or otherwise to provide funding other than the Loan that is subject to the Closing Conditions set forth in Article 3 of this Agreement; (b) in no way is Recipient relying on this Agreement or any other statement, oral or written, to provide any expectation of additional funding by MLSC; and (c) any future agreement between MLSC and Recipient shall be in writing and executed by duly authorized representatives of MLSC and Recipient.

7.9	Non-Exclusion from Governmental Programs. The Recipient represents and warrants that for so long as the Note is outstanding it shall use its best efforts to ensure that the Recipient and, to the extent applicable, any Related Party, and persons that will work for Recipient:

(a)	are not debarred, suspended, declared ineligible, or excluded by any department or agency of the Commonwealth or of the United States;

(b)	have not been convicted of fraud or another criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, state, or local) transaction or contract under a public transaction, or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, or receiving stolen property; and

(c)	are not presently indicted for or otherwise criminally or civilly charged by a governmental entity (Federal, State, or local) with commission of any of the offenses enumerated in Section 7.9(b) above.

7.10	Ethical Conduct Policy and Enforcement. The Recipient agrees that the Loan is subject to the Recipient having in place on or before the date that Recipient enters into a Loan Agreement with the MLSC appropriate policies and measures to ensure that the Recipient handles the Loan responsibility and ethically and that the opportunity for improper personal financial or other gain on the part of the Recipient, its employees and consultants, and any other persons with whom they may collaborate is minimized.

7.11	Payment of Debt and Taxes. The Recipient represents that the Recipient is not delinquent in the payment of any debt or other obligation owed by the Recipient to the Commonwealth and covenants that the Recipient shall timely pay any debt or other obligation that the Recipient owes or may come to owe to the Commonwealth during the term hereof. The Recipient represents that no taxes owed by the Recipient to the Commonwealth on the date hereof, other than such taxes as are being protested by the Recipient under and in accordance with applicable law, and Recipient covenants to pay in a timely fashion all taxes that become due from the Recipient to the Commonwealth during the term hereof and which are lawfully imposed by the Commonwealth on the Recipient.

7.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.13	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

7.14	Confidentiality and Public Records Law. As a public entity, MLSC is subject to the Massachusetts Public Records Law and thus documents and other materials made or received by its employees are subject to public disclosure. All information received by MLSC shall be deemed to be subject to public disclosure, except as otherwise provided in the procedures set forth in Exhibit E attached hereto. By signing this Agreement, Recipient acknowledges, understands and agrees that the procedures set forth in Exhibit E are applicable to any documents submitted by Recipient to MLSC, including but not limited to any acknowledgements set forth therein, and that Recipient shall be bound by these procedures.

7.15	Confidentiality and Privacy of Individuals. The Recipient agrees to take all appropriate actions to protect the confidentiality of information about and the privacy of individuals to whom Recipient owes such obligations and to comply with the provisions of all applicable Federal, State or local laws, regulations and ordinances regarding confidentiality and privacy of such information.

7.16	Conflict of Interest. Recipient acknowledges that all MLSC employees are subject to the Massachusetts Conflict of Interest statute, set forth at Massachusetts General Laws Chapter 268A. Recipient shall take no actions in contravention of the Conflict of Interest statute or the conflict of interest policies of the MLSC.

7.17	Force Majeure. Neither party shall be liable to the other, or be deemed to be in breach of this Agreement for any failure or delay in rendering performance arising out of causes beyond its reasonable control and without its fault or negligence. Such causes may include, but are not limited to, acts of God or of a public enemy, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, or unusually severe weather. Dates or times of performance including the Term of this Agreement may be extended to account for delays excused by this Section, provided that the party whose performance is affected notifies the other promptly of the existence and nature of such delay.

7.18	Headings. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MASSACHUSETTS LIFE SCIENCES CENTER		ARCH THERAPEUTICS, INC.

By:	/s/ Susan Windham-Bannister, Ph.D	By:	/s/ Terrence W. Norchi, M.D.
	Susan Windham-Bannister, Ph.D.		Terrence W. Norchi, M.D.
	President and CEO		President and CEO

EXHIBIT A

Form of Promissory Note

PROMISSORY NOTE

$1,000,000	September 30, 2013
Natick, Massachusetts

For value received Arch Therapeutics, Inc., a Massachusetts corporation (the “Recipient”), promises to pay to the MASSACHUSETTS LIFE SCIENCES CENTER or its assigns (“Holder”), subject to Section 4(f) hereof, the principal sum of $1,000,000 (the “Principal”) with interest on the outstanding Principal amount accruing daily from the Distribution Date at the rate of ten percent (10%) per annum, compounded annually based on a 365-day year.

All outstanding principal and unpaid accrued interest shall be due and payable upon the earlier of (i) five (5) years from the date hereof (the “Maturity Date”), (ii) the closing of a Corporate Event (as defined herein) or (iii) upon Default (as defined herein). The Holder may, in its sole discretion extend the Maturity Date.

This promissory note (the “Note”) is issued pursuant to the terms of that certain Funding Agreement by and between Recipient and the Holder dated as of September 30, 2013 (the “Funding Agreement”), the terms of which are incorporated herein by reference. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Funding Agreement.

1.	Prepayment/Redemption.

(a)	Recipient at its option may, at any time upon thirty (30) days prior written notice to the Holder, prepay or redeem all or any part of the Accrued Balance of this Note. In the event of prepayment, Recipient shall simultaneously pay any interest accrued to the date of such prepayment. Any prepayments shall be made in the following order: (1) any fees referenced in Section 8; (2) interest accrued to the date of such prepayment; and (3) the Principal. Any such written notice required by this Section 1 shall include detailed information concerning all financing activities, if any, contemplated or currently being conducted by the Recipient in the ninety (90) day period commencing on the date of MLSC’s receipt of the notice.

(b)	In the event of a Move, Recipient shall provide Holder with notice thirty (30) days in advance of date of Move and shall on the date such Move occurs, fully discharge the Note by paying MLSC an amount equal to the original principal amount of the Note plus accrued interest minus any interest or principal payments made prior to the date of discharge.

2.	Subordination. The obligations of Recipient under this Note shall be subordinated in full to any obligations of Recipient to any Senior Lender, whether now existing or hereafter arising, in accordance with the Funding Agreement.

3.	Waivers. Recipient hereby waives demand, notice, presentment and protest.

4.	Default; Acceleration of Maturity. The following events shall be considered a “Default” with respect to the Note:

(a)	Recipient shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against Recipient in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Recipient, or of all or any substantial part of the properties of Recipient, or Recipient or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of Recipient;

(b)	Within thirty (30) days after the commencement of any proceeding against Recipient seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within thirty (30) days after the appointment without the consent or acquiescence of Recipient of any trustee, receiver or liquidator of Recipient or of all or any substantial part of the properties of Recipient, such appointment shall not have been vacated;

(c)	Any default or event of default under any indebtedness for borrowed money of Recipient that results in the acceleration of maturity of any amount, individually or in the aggregate in excess of $25,000 (a “Third Party Default”); provided, however, that such default hereunder shall be deemed cured at the time that Recipient cures the Third Party Default and only for such time that such Third Party Default remains cured;

(d)	Recipient shall have breached in any material respect any of the representations and warranties of Recipient in the Funding Agreement;

(e)	Recipient shall have (i) breached any of the covenants of Recipient or other terms to be performed by Recipient in the Transaction Documents and (ii) not cured such breach within 30 days after Recipient is notified by MLSC in writing of such breach;

(f)	Recipient shall have suffered a Material Adverse Effect; and

(g)	Recipient has received notice that its status as a “certified life sciences company” has or will be revoked in accordance with Chapter 23I of the Massachusetts General Law (“M.G.L.”).

Upon the occurrence of any Default, the indebtedness evidenced by this Note shall be immediately due and payable in full, without notice of any kind. Payments shall be made in the following order: (1) any fees referenced in Section 8; (2) interest; and (3) the Principal. Upon the occurrence of any Default and the acceleration of the maturity of the indebtedness evidenced by this Note, the Holder shall be immediately entitled to exercise any and all rights and remedies possessed pursuant to the terms of this Note and the Transaction Documents and shall have any and all other rights and remedies that the Holder may now have or hereafter possess at law, in equity or by statute.

5.	Corporate Event. For purposes of this Note, “Corporate Event” shall mean a Qualified Financing or Qualified Sale as defined below:

(a)	“Qualified Sale” shall mean and refer to (A) the closing of the sale, transfer or other disposition of all or substantially all of Recipient’s assets; (B) the consummation of the merger or consolidation of Recipient with or into another entity (except a merger or consolidation in which the holders of capital stock of Recipient immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Recipient or the surviving or acquiring entity), or (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of Recipient’s securities), of Recipient’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Recipient (or the surviving or acquiring entity) where, in the events described in clause (B) or (C), the acquiring or successor entity does not assume and fulfill the obligations of Recipient under the Agreement (whether by contract, by operation of law or otherwise).

(b)	“Qualified Financing” shall mean a sale of shares of Recipient’s capital stock or other equity interests to third parties other than its then existing shareholders (other than a sale of shares of Recipient’s common stock or other equity interests, to officers, directors or employees of, or consultants to, Recipient in connection with their provision of services to Recipient) pursuant to which Recipient receives, in a single transaction or series of transactions in any twelve (12) month period, cumulative net proceeds of not less than five million dollars ($5,000,000).

6.	Governing Law. The terms of this Note shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to choice of law provisions.

7.	Amendment; Waiver. Any term of this Note may be amended or waived with the written consent of Recipient and Holder.

8.	Fees. Recipient agrees to pay all fees and expenses (including reasonable attorneys’ fees) of the Holder in connection with the collection and/or enforcement of this Note, whether or not suit is brought against Recipient.

9.	Assignability. This Note shall be binding upon and inure to the benefit of the successors and permitted assigns of Recipient; provided, however, that this Note shall not be assignable by Recipient without prior written consent of the Holder.

10.	Notices. All notices required hereunder shall be made in accordance with the provisions of the Funding Agreement.

11.	Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, and the balance of the Note shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

12.	Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Recipient has caused this Note to be signed in its name as of the date first above written.

Arch Therapeutics, Inc.

By:	/s/ Terrence W. Norchi, M.D.
Name:	Terrence W. Norchi
Title:	President and CEO

EXHIBIT B

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance	Void After
September 30, 2013	September 30, 2023

Arch Therapeutics, Inc.

WARRANT TO PURCHASE SHARES OF PREFERRED STOCK

In connection with and pursuant to that certain Funding Agreement (the “Funding Agreement”) dated as of September 30, 2013 by and between Arch Therapeutics, Inc., a Massachusetts corporation with its principal place of business at One Broadway, 14th floor, Cambridge, MA 02142 (the “Company”), and the Massachusetts Life Sciences Center, an independent public instrumentality of The Commonwealth of Massachusetts (“MLSC”), this warrant (the “Warrant”) is issued to MLSC or its assigns by the Company, in connection with the issuance by the Company to MLSC pursuant to the Funding Agreement of a Note in the original principal amount of $1,000,000 (the “Note”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Funding Agreement.

1.	Purchase of Shares.

(a)	Number of Warrant Shares.

(A)	Subject to the terms and conditions hereinafter set forth and set forth in the Funding Agreement, MLSC is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify MLSC in writing), to purchase from the Company up to 145,985 common shares.

(B)	The common shares that are issuable pursuant to this Section 1 (the “Warrant Shares”) shall also be subject to adjustment pursuant to Sections 7 and 8 hereof.

(b)	Definition. For purposes of this Warrant:

“Warrant Coverage Amount” shall mean four percent (4%) of the original principal amount of the Note.

(c)	Exercise Price. The purchase price for the Warrant Shares shall be equal to $.274 per share. In each case, such price shall be subject to adjustment pursuant to Section 7 hereof. Such purchase price, as adjusted from time to time, is referred to herein as the “Exercise Price.”

2.	Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m. Eastern Standard Time on the earlier of (i) the date that is ten (10) years from the applicable Closing, or (ii) the consummation of a Qualified Sale, as defined in the Note (the “Exercise Period”).

3.	Method of Exercise.

(a)	While this Warrant remains outstanding and exercisable in accordance with Section 2 above, MLSC may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(A)	the surrender of the Warrant or a notarized certificate or affidavit that the Warrant is lost, stolen, mutilated or destroyed, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office; and

(B)	the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased.

(b)	Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Warrant Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificate.

(c)	As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, MLSC, or as MLSC (upon payment by MLSC of any applicable transfer taxes) may direct:

(A)	a certificate or certificates for the number of Warrant Shares to which MLSC shall be entitled, and

(B)	in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such Warrant Shares called for on the face of this Warrant minus the number of Warrant Shares purchased by MLSC upon all exercises made in accordance with Section 3(a) above or Section 4 below.

(d)	Upon exercise of this Warrant for Equity Securities, including, without limitation, Net Exercise (as defined below), the holder shall, if not already a party thereto, execute counterpart signature pages to such additional documents and agreements as are applicable to all holders of shares of Equity Securities.

4.	Net Exercise. In lieu of exercising this Warrant for cash, MLSC may elect to receive shares equal to the net value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). Upon a Net Exercise, MLSC shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to MLSC a number of Warrant Shares computed using the following formula:

Y (A – B)
X =	A

Where:

X=	The number of Warrant Shares to be issued to MLSC.

Y=	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the number of the Warrant Shares being exercised (at the date of such calculation)

A=	The fair market value of one (1) Warrant Share (at the date of such calculation)

B=	The Exercise Price (as adjusted to the date of such calculations)

For purposes of this Section 4, the fair market value of the Warrant Shares shall mean the average of the closing bid and asked prices of the Warrant Shares quoted in a reasonably liquid over-the-counter market in which the Warrant Shares are traded or the closing price quoted on any reasonably liquid exchange on which the Warrant Shares are listed, whichever is applicable, as published in the Wall Street Journal, for the twenty (20) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the fair market value is being determined immediately prior to or as of the closing date of the initial public offering of the Company, the fair market value as of such date shall equal the per-share price of the Company’s Common Stock in connection with the offering. If the Warrant Shares are not traded on a reasonably liquid over-the-counter market or on a reasonably liquid exchange, the fair market value shall be the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company from authorized but unissued Warrant Shares, as such prices shall be determined in good faith by the Board of Directors of the Company.

5.	Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter, and in any event within thirty (30) days of the delivery of the Notice of Exercise.

6.	Covenants of the Company.

(a)	Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a stock dividend) or other distribution, the Company shall mail to MLSC, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. The Company shall give MLSC at least five (5) business days advance notice of the closing of a deemed Liquidation of the Company, which notice shall specify the material terms of any such transaction.

(b)	Covenants as to Exercise of Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Preferred Stock and Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Preferred Stock and Common Stock shall not be sufficient to permit exercise and subsequent conversion of the Preferred Stock of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Preferred Stock and Common Stock to such number of shares as shall be sufficient for such purposes.

(c)	Covenants as to the Rights of Warrant Shares. The Company covenants and agrees that the terms of any Equity Securities, whether set forth in the Company’s charter documents, by contract or otherwise, shall provide that, notwithstanding any such terms which may apply to such class of Equity Securities generally, no so-called “pay to play” provisions shall apply to the Warrant Shares. For avoidance of doubt, the intent of this provision is that in the event that the Company undertakes any future financing in which MLSC elects not to participate, such election shall not result in the conversion of the Warrant Shares into any other security of the Company, nor shall it result in any loss or diminution of MLSC’s rights with respect to dividends, anti-dilution protection, rights to participate in future financings, rights of first refusal, rights of repurchase or co-sale, registration rights, or any informational, inspectional, visitation or other rights granted to the holders of such Equity Securities in the Company’s charter documents, by contract or otherwise, and MLSC shall retain all such rights to the same extent as such rights are retained by holders of Equity Securities who fully participate in such future financing. For avoidance of doubt, the foregoing will not prohibit the amendment of the terms of any Warrant Shares so long as such amendment applies the same to all shares of such class (other than the prohibition above on so called “pay to play” provisions).

(d)	No Impairment. Except and to the extent waived or consented to by MLSC, or as otherwise permitted under the terms hereof the Company will not, by amendment of the Restated Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of MLSC against impairment.

(e)	Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of MLSC shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

7.	Adjustment of Exercise Price and Number of Warrant Shares. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)         Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its capital stock, by split-up or otherwise, or combine its capital stock, or issue additional shares of its capital stock as a dividend with respect to any shares of its Equity Interests or Alternative Securities, as applicable, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)          Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to MLSC, so that MLSC shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by MLSC immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of MLSC so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Warrant Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)           Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify MLSC of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8.	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number.

9.	No Shareholder Rights. Prior to exercise of this Warrant, MLSC shall not be entitled to any rights of a shareholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Funding Agreement, MLSC shall not be entitled to any shareholder notice or other communication concerning the business or affairs of the Company.

10.	Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and MLSC contained in the Funding Agreement and any other stockholder agreements to which MLSC is a party thereto, this Warrant and all rights hereunder are transferable in whole or in part by MLSC to any Affiliate of MLSC upon written notice to the Company; this Warrant may only be assigned to a party who is not an Affiliate of MLSC with the written consent of the Company (which shall not be unreasonably withheld). Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants.

11.	Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard for conflicts of laws principles.

12.	Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13.	Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14.	Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the respective addresses set forth in the Funding Agreement (or at such other addresses as shall be specified by notice given in accordance with this Section 14).

15.	Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

16.	Amendments and Waivers; Resolutions of Dispute; Notice. The resolution of any controversy or claim arising out of or relating to this Warrant and the provision of notice shall be conducted pursuant to the terms of the Funding Agreement. Any term of this Warrant may be amended or terminated and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and MLSC. No waivers or exceptions to any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Any waiver or amendment effected in accordance with this Section 16 shall be binding upon each holder of the Warrant at the time outstanding, each future holder of the Warrant, and the Company.

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IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

Arch Therapeutics, Inc.

/s/ Terrence W. Norchi_
By: Terrence W. Norchi
Its: President and CEO

NOTICE OF EXERCISE

Arch Therapeutics, Inc.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the attached Warrant, as follows:

____	_____________ shares of Equity Interests pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Warrant Shares in full, together with all applicable transfer taxes, if any.

____	_____________ shares of the following Alternative Securities pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Warrant Shares in full, together with all applicable transfer taxes, if any:
________________

____	Net Exercise of the attached Warrant with respect to __________ Warrant Shares.

The undersigned hereby represents and warrants that it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

HOLDER: MASSACHUSETTS LIFE SCIENCES CENTER

Date:___________________	By:
Susan Windham-Bannister, Ph.D.
CEO and President

Address:

Name in which shares should be registered:

_____________________________________

EXHIBIT C

RECIPIENT’S SUPPLEMENTAL INFORMATION FORM

EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

Pursuant to that certain Funding Agreement by and between Arch Therapeutics, Inc. (the “Recipient”) and Massachusetts Life Sciences Center (“MLSC”) dated September 30, 2013 (the “Agreement”), the undersigned, Terrence W. Norchi, the duly authorized representative of Recipient hereby certifies on behalf of Recipient to MLSC that:

1.	I am the duly authorized representative of Recipient, and have all necessary authority and approval of the Recipient to execute this Officer’s Certificate and bind the Recipient accordingly;

2.	the acknowledgements, representations and warranties of Recipient set forth in Article II of the Agreement, are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof (see attached resolutions of the governing body and/or equity holders of Recipient, authorizing and approving all matters in connection with this Agreement, certified by an authorized officer of Recipient);

3.	all agreements and conditions required to be performed or satisfied by Recipient pursuant to Article III of the Agreement, on or before the date hereof, have been duly performed or satisfied by Recipient;

4.	since June 30, 2013 (the “Financial Statement Date”), there has not occurred a Material Adverse Effect with respect to Recipient. Recipient’s Fiscal Year ends on September 30 of each calendar year; and

5.	prior to the Closing Date, Recipient has received Matching Funds in an amount consented to in writing by MLSC, such Matching Funds qualify as Matching Funds as described in Section 1.6 of the Funding Agreement and attached hereto are copies of documentation evidencing that the Matching Funds have been received.

IN WITNESS WHEREOF, the undersigned hereunto sets his hand this 30th day of September, 2013.

Arch Therapeutics, Inc.

By:	/s/ Terrence W. Norchi
Name:	Terrence W. Norchi
Title:	President and CEO

EXHIBIT E

THE MASSACHUSETTS LIFE SCIENCES CENTER

POLICY AND PROCEDURES REGARDING SUBMISSION OF “CONFIDENTIAL INFORMATION”

The Massachusetts Life Sciences Center (“MLSC”) is subject to the requirements concerning disclosure of public records under the Massachusetts Public Records Act, M.G.L. c. 66 (the “Public Records Act”), which governs the retention, disposition and archiving of public records. For purposes of the Public Records Act, “public records” include all books, papers, maps, photographs, recorded tapes, financial statements, statistical tabulations, or other documentary materials or data, regardless of physical form or characteristics, made or received by MLSC. As a result, any information submitted to MLSC by a Loan applicant, Recipient, respondent to a request for response (including, but not limited to an RFQ, RFP and RFI), contractor, or any other party (collectively the “Submitting Party”) is subject to public disclosure as set forth in the Public Records Act.

The foregoing notwithstanding, “public records” do not include certain materials or data which fall within one of the specifically enumerated exemptions set forth in the Public Records Act or in other statutes, including MLSC’s enabling act, M.G.L Chapter 23I. One such exemption that may be applicable to documents submitted by a Submitting Party is for any documentary materials or data made or received by MLSC that consists of trade secrets or commercial or financial information regarding the operation of any business conducted by the Submitting Party, or regarding the competitive position of such Submitting Party in a particular field of endeavor (the “Trade Secrets Exemption”).

In the event that a Submitting Party wishes to submit certain documents to MLSC and believes such a document or documents may be proprietary in nature and may fall within the parameters of the Trade Secrets Exemption and/or some other applicable exemption, the following procedures shall apply:

1.	At the time of the Submitting Party’s initial submission of documents to MLSC, the Submitting Party must clearly and unambiguously identify each and every such document that it contends is subject to an exemption from public disclosure as “Confidential Information”. It is the Submitting Party’s responsibility to ensure that all such documents are sufficiently identified as “Confidential Information,” and Submitting Party’s designation must be placed in a prominent location on the face of each and every document that it contends is exempt from disclosure under the Public Records Act.

2.	Documents that are not properly identified by the Submitting Party as “Confidential Information” at the time of their initial submission to MLSC may be subject to disclosure under the Public Records Act, and the procedures for providing the Submitting Party with notice of any formal public records request for documents, as set forth below, shall be inapplicable.

3.	At the time MLSC receives documents from the Submitting Party, any such documents designated by Submitting Party as “Confidential Information” shall be stored in a secure filing area when not being utilized by appropriate MLSC staff. By submitting a Loan application, request for response, or any other act that involves the submission of information to MLSC, the Submitting Party certifies, acknowledges and agrees that MLSC’s receipt and storage of documents designated by Submitting Party as “Confidential Information” does not represent a finding by MLSC that such documents fall within the Trade Secrets Exemption or any other exemption to the Public Records Act, or that the documents are otherwise exempt from disclosure under the Public Records Act.

4.	Upon the MLSC’s receipt of a formal, written public records request for information that encompass documents previously designated by Submitting Party as “Confidential Information”, the Submitting Party shall be notified in writing of MLSC’s receipt of the public records request, and MLSC may, but shall not be required to provide Submitting Party an opportunity to present MLSC with information and/or legal arguments concerning the applicability of the Trade Secrets Exemption or some other exemption to the subject documents.

5.	The General Counsel shall review the subject documents, the Public Records Act and the exemption(s) claimed by the Submitting Party in making a determination concerning their potential disclosure.

The General Counsel is the sole authority within MLSC for making determinations on the applicability and/or assertion of an exemption to the Public Records Act. No employee of MLSC other than the General Counsel has any authority to address issues concerning the status of “Confidential Information” or to bind MLSC in any manner concerning MLSC’s treatment and disclosure of such documents.

Furthermore, the potential applicability of an exemption to the disclosure of documents designated by the Submitting Party as “Confidential Information” shall not require MLSC to assert such an exemption. MLSC’s General Counsel retains the sole discretion and authority to assert an exemption, and he may decline to exert such an exemption if, within his discretion, the public interest is served by the disclosure of any documents submitted by the Submitting Party.

6.	MLSC shall provide the requesting party and Submitting Party with written notice of its determination that the subject documents are either exempt or not exempt from disclosure.

7.	In the event that MLSC determines that the subject documents are exempt from disclosure, the requesting party may seek review of MLSC’s determination before the Supervisor of Public Records, and MLSC shall notify the Submitting Party in writing in the event that the requesting party pursues a review of MLSC’s determination.

8.	In the event the requesting party pursues a review of MLSC’s determination that the documents are exempt from disclosure and the Supervisor of Public Records concludes that the subject documents are not exempt from disclosure and orders MLSC to disclose such documents to the requester, MLSC shall notify the Submitting Party in writing prior to the disclosure of any such documents, and Submitting Party may pursue injunctive relief or any other course of action in its discretion.

9.	In the event that MLSC determines that the subject documents are not exempt from disclosure or the General Counsel determines that, under the circumstances and in his discretion, MLSC shall not assert an exemption, MLSC shall notify the Submitting Party in writing prior to the disclosure of any such documents, and Submitting Party may pursue injunctive relief or any other course of action in its discretion.

The Submitting Party’s submission of documentation to MLSC shall require a signed certification that Submitting Party acknowledges, understands and agrees with the applicability of the foregoing procedures to any documents submitted to MLSC by Submitting Party at any time, including but not limited to the acknowledgements set forth herein, and that Submitting Party shall be bound by these procedures.

All documents submitted by Submitting Party, whether designated as “Confidential Information” or not,

are not returnable to Submitting Party.